Exhibit 4.9

THIRD AMENDMENT TO AMENDED AND RESTATED

SECURITY AGREEMENT, PLEDGE AND INDENTURE OF TRUST

Reference is hereby made to that certain Amended and Restated Security Agreement, Pledge and Indenture of Trust dated as of June 30, 1997 (as the same may be amended, the “Subsidiary Security Agreement”), from World Acceptance Corporation of Alabama, World Acceptance Corporation of Missouri, World Finance Corporation of Georgia, World Finance Corporation of Louisiana, World Acceptance Corporation of Oklahoma, Inc., World Finance Corporation of South Carolina, World Finance Corporation of Tennessee, World Finance Corporation of Texas, WFC Limited Partnership, WFC of South Carolina, Inc., World Finance Corporation of Illinois, World Finance Corporation of New Mexico, World Finance Corporation of Kentucky, WFC Services, Inc., and World Finance Corporation of Colorado (the “Companies” and individually a “Company”) to Harris Trust and Savings Bank, as Security Trustee. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Subsidiary Security Agreement.

Subsequent to the Companies’ delivery of the Subsidiary Security Agreement, the Senior Secured Notes and the Senior Subordinated Notes have been paid in full. The Companies and the Security Trustee now desire to amend the Subsidiary Security Agreement to reflect such changes and to make certain other amendment to the Subsidiary Security Agreement as provided for herein.

SECTION 1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Subsidiary Security Agreement shall be and is hereby amended as follows:

1.1. On or about June 30, 2004, the Senior Subordinated Notes were paid in full and are no longer outstanding. On or about December 31, 1999, the Senior Secured Notes were paid in full and are no longer outstanding. Accordingly, any and all references in the Subsidiary Security Agreement to the terms “Senior Note Agreements,” “Senior Secured Notes,” “Senior Subordinated Notes,” and “Senior Subordinated Note Agreement” shall be deleted.

1.2. Recital I to the Subsidiary Security Agreement shall be amended and restated in its entirety to read as follows:

World has also entered into the Amended and Restated Revolving Credit Agreement dated as of June 30, 1997 (the “Revolving Credit Agreement”), which Revolving Credit Agreement amends and restates the Original Revolving Credit Agreement and the Original Revolving Credit Notes and provides for borrowings, whether or not such borrowings are evidenced by promissory notes and as the same may from time to time be amended or restated pursuant to the terms thereof and any notes executed in replacement thereof (the “Revolving Credit Notes”).

In addition, all references to the terms “Senior Notes” and “Notes” in the Subsidiary Security Agreement shall from and after the date hereof be deemed a reference to the Revolving Credit Notes.

1.3. The definitions of “Aggregate Principal Amount of the Outstanding Notes,” “Consolidated Adjusted Net Worth,” “Make-Whole Amount,” “Material Event of Default,” “Maximum Principal Amount,” appearing in Section 1.1 of the Subsidiary Security Agreement shall be deleted.

1.4. All references to the phase “holders of a majority of the Aggregate Principal Amount of the Outstanding Notes” or words of like import in the Subsidiary Security Agreement shall from and after the date hereof be deemed a reference to the Required Banks as hereinafter defined.

1.5. The definitions of “Company,” “Indebtedness for Borrowed Money,” “Secured Indebtedness,” and “Subsidiary Guaranty Agreements” appearing in Section 1.1 of the Subsidiary Security Agreement shall be amended and restated in their entirety to read as follows:

“Company” shall mean each of World Acceptance Corporation of Alabama, an Alabama corporation, World Acceptance Corporation of Missouri, a Missouri corporation, World Finance Corporation of Georgia, a Georgia corporation, World Finance Corporation of Louisiana, a Louisiana corporation, World Acceptance Corporation of Oklahoma, Inc., an Oklahoma corporation, World Finance Corporation of South Carolina, a South Carolina corporation, World Finance Corporation of Tennessee, a Tennessee corporation, World Finance Corporation of Texas, a Texas corporation, WFC Limited Partnership, a Texas limited partnership, WFC of South Carolina, Inc., a South Carolina corporation, World Finance Corporation of Illinois, an Illinois corporation, World Finance Corporation of New Mexico, a New Mexico corporation, World Finance Corporation of Kentucky, a Kentucky corporation, WFC Services, Inc., a Tennessee corporation, and World Finance Corporation of Colorado, a Colorado corporation, any entity that executes and delivers a Security Agreement Supplement in the form attached hereto as Exhibit A (or in such other form approved by the Security Trustee and the Agent), and any Person which succeeds to all, or substantially all of the assets and business of any such entity.

“Indebtedness for Borrowed Money” shall have the same meaning herein as such term is defined in the Revolving Credit Agreement.

“Secured Indebtedness” shall mean the “Obligations,” as such term is defined in the Revolving Credit Agreement, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Subsidiary Guaranty Agreement” shall mean the Amended and Restated Guaranty Agreement dated as of June 30, 1997, of each Restricted Subsidiary existing on such date and each other Restricted Subsidiary which has executed a Guaranty Supplement in the form of Exhibit A thereto pursuant to the terms thereof and Section 3.9 of the World Security Agreement (or in such other form agreed to by the Agent), in each case, for the benefit of the Security Trustee and the holders of the Senior Notes, as the same may from time to time be amended, restated, modified, supplemented or waived pursuant to the terms thereof.

1.6. Section 1.1 of the Subsidiary Security Agreement shall be amended by adding in appropriate alphabetical order the following definition:

“Required Banks” shall have the same meaning herein as such term is defined in the Revolving Credit Agreement.

1.7. Section 9.2 of the Subsidiary Security Agreement shall be amended and restated to read as follows:

Section 9.2. Waivers and Consents by Noteholders; Supplemental Security Agreements with Noteholders’ Consent. (a) Upon the waiver or consent of the Agent (acting at the direction or with the consent of the Required Banks under the Revolving Credit Agreement), the Company and the Security Trustee may enter into an agreement or agreements supplemental hereto for the purpose of waiving, adding, changing or eliminating any provisions of this Agreement or of any agreement supplemental hereto or modifying in any manner the rights and obligations of the holders of the Notes and the Company.

1.8. Section 10.4 of the Subsidiary Security Agreement shall be amended and restated to read as follows:

Section 10.4. Release. The Security Trustee shall release fully or partially, as the case may be, the Lien granted by this Agreement under and only under the following circumstances:

(a) Upon the presentation of satisfactory evidence that all Secured Indebtedness has been irrevocably fully paid or discharged and all obligations of the holders of Notes to extend Secured Indebtedness to World have terminated or otherwise expired, the Security Trustee shall release the Lien and security interest of this Agreement by proper instrument or instruments;

(b) So long as no Default or Event of Default then exists, upon the sale or other disposition of any assets of World and its Restricted Subsidiaries which the Chief Financial Officer of World certifies to the Security Trustee and the Noteholders in writing does not constitute a “substantial part” of the assets of World and its Restricted Subsidiaries (as defined in Section 8.13 of the Revolving Credit Agreement), the Security Trustee shall, upon the written direction of World and without the consent of the Noteholders (unless the Security Trustee has been notified in writing by a Noteholder prior to such release that such Noteholder in good faith believes that the conditions set forth above have not been satisfied, in which case no such release shall be issued), release the Lien of this Agreement on such assets by proper instrument or instruments. If any such sale or other disposition of assets constituting less than a “substantial part” of the assets of World and its Restricted Subsidiaries pursuant to this §10.4(b) results in the sale or other disposition of the capital stock or other equity interest in a Restricted Subsidiary, the Subsidiary Guaranty Agreement with respect to, and only with respect to, such Restricted Subsidiary shall automatically be released and the Security Trustee and the Noteholders agree to execute and deliver such further instruments and do such further acts as World may deem necessary or proper to carry out more effectively the foregoing;

(c) Upon the sale or other disposition by World of a “substantial part” of the assets of World and its Restricted Subsidiaries (as defined in Section 8.13 of the Revolving Credit Agreement) after the occurrence and during the continuance of an Event of Default, the Security Trustee shall, upon the written direction of the Company and the written consent of the Required Banks, release the Lien of this Agreement on such assets by proper instrument or instruments, provided, that, (i) such sale or other disposition is not to an Affiliate, (ii) the sale price for such assets is determined by World in good faith to be reasonable, as evidenced by a resolution of the board of directors of World, (iii) the proceeds of any such sale or other disposition are applied to the satisfaction of Secured Indebtedness and, if such application results in the prepayment of any obligations under the Revolving Credit Agreement, such application permanently reduces the amount of the commitment under the Revolving Credit Agreement (unless the

Required Banks agree otherwise), (iv) each Noteholder shall have received written notice of such sale or other disposition at least ten days prior to the date of such sale or other disposition and (v) the Security Trustee and the Noteholders receive a certificate of the Chief Financial Officer of World certifying to each of the foregoing. If any such sale or other disposition of assets of World and its Restricted Subsidiaries pursuant to this §10.4(c) results in the sale or other disposition of the capital stock or other equity interest in a Restricted Subsidiary, the Subsidiary Guaranty Agreement with respect to, and only with respect to, such Restricted Subsidiary shall automatically be released and the Security Trustee and the Noteholders agree to execute and deliver such further instruments and do such further acts as World may deem necessary or proper to carry out more effectively the foregoing;

(d) Upon the sale or other disposition of the Collateral or any part thereof pursuant to and in accordance with §7.2 and conducted in a commercially reasonable manner, the Security Trustee shall release the Lien of this Agreement on the Collateral or such part, as the case may be, by proper instrument or instruments; and

(e) With the prior written consent of each Noteholder, the Security Trustee shall release the Lien of this Agreement or on any assets covered by this Agreement by proper instrument or instruments.

1.9. Section 10.9 of the Subsidiary Security Agreement shall be amended and restated to read as follows:

Section 10.9. Intentionally Deleted.

SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

Each Company hereby represents and warrants to the Security Trustee and the Noteholders that the Senior Secured Notes and the Senior Subordinated Notes (as defined prior to giving effect to this Amendment) have been paid in full and the Senior Note Agreements and Senior Subordinate Note Agreement have terminated in accordance with their terms. Each Company hereby repeats and reaffirms all of its covenants, agreements, representations and warranties contained in the Subsidiary Security Agreement, each and all of which shall be applicable to all of the properties, rights, interests and privileges subject to the lien of the Subsidiary Security Agreement after giving effect to this Amendment. Each Company hereby certifies that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default exists under the Subsidiary Security Agreement after giving effect to this Amendment.

SECTION 3. MISCELLANEOUS.

3.1. No reference to this Amendment need be made in any note, instrument or other document at any time referring to the Subsidiary Security Agreement, any reference in any of such to the Subsidiary Security Agreement to be deemed to reference to the Subsidiary Security Agreement as modified hereby.

3.2. Except as specifically modified hereby, all the terms and conditions of the Subsidiary Security Agreement shall stand and remain unchanged and in full force and effect.

3.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the laws of the State of South Carolina.

[SIGNATURE PAGES TO FOLLOW]

This Third Amendment to Amended and Restated Security Agreement, Pledge and Indenture of Trust is dated as of August 27, 2004.

WORLD ACCEPTANCE CORPORATION OF ALABAMA
WORLD ACCEPTANCE CORPORATION OF MISSOURI
WORLD FINANCE CORPORATION OF GEORGIA
WORLD FINANCE CORPORATION OF LOUISIANA
WORLD ACCEPTANCE CORPORATION OF OKLAHOMA, INC.
WORLD FINANCE CORPORATION OF SOUTH CAROLINA
WORLD FINANCE CORPORATION OF TENNESSEE
WFC OF SOUTH CAROLINA, INC.
WORLD FINANCE CORPORATION OF ILLINOIS
WORLD FINANCE CORPORATION OF NEW MEXICO
WORLD FINANCE CORPORATION OF KENTUCKY
WFC SERVICES, INC.
WORLD FINANCE CORPORATION OF COLORADO

By	/s/ A. Alexander McLean III
A. Alexander McLean III
Its Executive Vice President

WFC LIMITED PARTNERSHIP

By	WFC of South Carolina, Inc., as sole general partner

By	/s/ A. Alexander McLean III
A. Alexander McLean III
Its Executive Vice President

WORLD FINANCE CORPORATION OF TEXAS

By	/s/ Charles F. Gardner, Jr.
Charles F. Gardner, Jr.
Its President

HARRIS TRUST AND SAVINGS BANK, as Security Trustee

By
Name	/s/ Michael S. Cameli
Title	Vice President

NOTEHOLDERS’ CONSENT

Pursuant to Section 9.2 of the Subsidiary Security Agreement, the undersigned Noteholders hereby consent to the Third Amendment to Amended and Restated Security Agreement, Pledge and Indenture of Trust, and direct the Security Trustee to execute such Amendment.

HARRIS TRUST AND SAVINGS BANK

By
Its	/s/ Michael S. Cameli

BANK ONE, NA

By
Its	/s/ Michael M. Tolentino

LASALLE BANK NATIONAL ASSOCIATION

By
Its	/s/ David H. Sherer

HIBERNIA NATIONAL BANK

By
Its	/s/ Eric Trainor

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

By
Its	/s/ William M. Laird

CAROLINA FIRST BANK

By
Its	/s/ Kevin M. Short